                                                                     EXHIBIT 5.3

                    [SMITH, DON, ALAMPI, D'ARGENIO & ARTURI
                                  LETTERHEAD]

                                                                   June 25, 1996

Teleport Communications Group Inc.
One Teleport Drive
Staten Island, New York  10311-1011

Ladies and Gentlemen:

        We refer to (i) the Registration Statement on Form S-1 (File No. 333-3850) (the "Equity Registration Statement") filed by Teleport Communications Group Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), shares of the Company's Class A Common Stock, par $0.01 per share, and (ii) the Registration Statement on Form S-1 (File No. 333-3984) (the "Debt Registration Statement") filed by the Company with the Commission for the purpose of registering under the Securities Act the Company's Senior Notes due 2006 and Senior Discount Notes due 2007 (collectively the "Notes" and the Equity Registration Statement and the Debt Registration Statement being collectively referred to as the "Registration Statements"). All capitalized terms used herein and not otherwise defined have the same meanings assigned to them in the Registration Statements.

        We have acted as counsel for the Company for New Jersey regulatory matters insofar as they relate to the Registration Statements. As New Jersey Regulatory Counsel, in this opinion we address only matters within the jurisdiction of the New Jersey Board of Public Utilities ("NJBPU") under the applicable statutes and rules governing its authority. We do not express opinions herein concerning any laws other than those of New Jersey. Our opinions are limited strictly to the matters stated herein and no opinions may be inferred or are implied beyond the matters expressly stated herein.

        Acting as New Jersey Regulatory Counsel, we have reviewed the proposed issuances of Notes as described in the Registration Statements. Based upon our analysis of the laws of New Jersey, and
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                                        Teleport Communications Group Inc.
                                        June 25, 1996
                                        page - 2 -



subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the proposed Notes are properly authorized under the laws of New Jersey and pursuant to the NJBPU orders and rulings relating to the issuance of debt by the Company, are valid and enforceable, and that no further authorizations or consents are required from any other New Jersey state governmental agency having jurisdiction over telecommunications matters for the Company to issue the Notes.

        Pursuant to NJBPU Orders dated November 19, 1993 in Docket No. TF93090391 and September 8, 1995 in Docket No. TF95050243, the Company and its wholly owned subsidiary TCG New York Inc. each have authority to issue up to $1 billion in long term debt without prior approval of the NJBPU as to the terms thereof, for a total potential long term indebtedness of $2 billion. Inasmuch as the proceeds to the Company from the proposed issuance of Notes under the Registration Statements consist of $300 million in Senior Notes and $625 million in Senior Discount Notes, and the remaining long term debt to be issued is $26 million, we are of the opinion that the proposed transactions are permitted under the applicable Orders and the provisions of the New Jersey Public Utility Act governing the issuance of debt, N.J.S.A. 48:3-9.

        We are also of the opinion that, to the extent the Company would need to borrow in excess of the currently authorized amounts, its petition for extension of debt would be routinely granted by the NJBPU in the ordinary course of business, and we are aware of no instance in which such a petition has been denied by the NJBPU. Finally, were the NJBPU to determine that any issuance of Notes by the Company was not fully authorized by the NJBPU's prior Orders, we are of the opinion that the Company could successfully obtain confirmation of the issuance nunc pro tunc, inasmuch as such nunc pro tunc confirmation orders have been issued by the NJBPU in the past in cases in which utility financing transactions were not deemed to be fully in compliance with prior NJBPU orders, and we are aware of no instance in which such a petition has been denied.

        With respect to questions of fact regarding the assumptions above, we have relied, without independent inquiry or verification by us, upon representations of the Company. We have not been retained or engaged to perform, nor have we performed, any independent review or investigation of any agreements to which the Company may be subject, nor have we made any independent investigation as to the existence of facts, if any, which could materially affect the above assumptions.
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                                Teleport Communications Group Inc.
                                June 25, 1996
                                page - 3 -






        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statements and any abbreviated registration statements relating thereto that may be filed to register additional securities identical to those covered by the Registration Statements (including a registration statement filed pursuant to Rule 462(b) under the Securities Act), and to the reference to this firm and this opinion under "Risk Factors - Limitation on Incurrence of Debt Under New York and New Jersey Regulatory Authorizations" and "Legal Matters" contained in the prospectuses filed as part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

        The opinions set forth herein are as of the date hereof. We assume no obligation to advise you of changes which may hereafter be brought to our attention. Our opinions are based on statutory and judicial decisions in effect at the date hereof, and we do not opine with respect to any law, regulation, rule, judicial interpretation or government policy which may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of further changes in our opinion.

        This opinion is furnished to you in connection with the Registration Statements, and except for submission of it as an Exhibit to the Registration Statements, is not to be used, circulated, quoted or otherwise relied upon by any other person or entity or for any other purpose without our prior written consent.

                                Very truly yours,

                                SMITH, DON, ALAMPI,
                                D'ARGENIO & ARTURI


                            /s/ SMITH, DON, ALAMPI, D'ARGENIO & ARTURI
                                --------------------------------------